Exhibit 10(iii)

                      REPORT ON THE PROPERTY
                              OF THE
                    TINTIC GOLD MINING COMPANY
                              IN THE
                      TINTIC MINING DISTRICT
                               NEAR
                          MAMMOTH, UTAH
                                BY
                          J. J. BEESON.

                              Dated
                      Salt Lake City, Utah,
                         March 24, 1939.
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       MAP OF CENTRAL PART OF TINTIC MINING DISTRICT, UTAH.
                 Showing Location of Property of
                      TINTIC GOLD MINING CO.
                   Also approximate Position of
                        Known Ore Channels

(Map)
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1.                          FOREWORD.

     In accordance with an agreement entered into between the Tintic Gold Mining Company and myself on January 27, 1939, I have examined the accessible part of the property and present herewith my findings and conclusions.

     My examination at the mine consisted of seven days of geologic mapping and study in the underground workings. The geology was mapped on the several levels down to and including the 600 level. Below the 600 level the workings are inaccessible due to the timbering in the shaft. Also much of my time for the past month has been used to study such reliable information as I have been able to secure from the Company, from adjoining or nearby properties, and from the reports and maps of the U. S. Geological Survey.

     My report is essentially on the geology of the Tintic Gold Property and it does not go into the corporate structure or financial position of the Company. Some general information is given on subjects outside the geologic field for the sake of completeness.

2.                  LOCATION, CLAIMS AND AREA.

     The property of the Tintic Gold Mining Company is located in the central part of the Tintic Mining District. The northern boundary is a little over a mile south of Eureka, while the southern end extends to the town of Mammoth, Utah.
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     The property owned by the Company consists of the Diamond, Ruby and
Emerald patented mining claims, with a total area of about 45 acres. These claims cover an area 3000 feet in length, north and south, and from 550 to 900 feet in width. On the west and south the claims adjoin the Empire Mines property of the International Smelting Company, while on the north and east they adjoin the Centennial-Eureka Property of the United States Smelting, Refining and Mining Company and the property of the Mammoth Mining Company. Sever hundred feet northeasterly is the Grand Central property of the American Smelting and Refining Company. The relative position of the properties mentioned are shown on the map accompanying this report, while some of the working shafts are shown on the photograph.

     In addition to the patented mining claims owned by the company, a lease has been concluded with the Empire Mines Company for about 40 acres adjoining the Tintic Gold Property on the south.

3.                   HISTORY AND DEVELOPMENT.

     The claims of the company are among the earliest locations in the district. The Diamond and Emerald were located in 1887 and Ruby two years later. The fact that the Diamond and Emerald are older than any of the adjoining claims leads to the conclusion that the locator, Thomas Diamond, was attracted by prominent showings of jasperoid quartz outcropping on these
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claims.  At first prospecting was confined to shallow shafts and surface workings. Eventually, however, a main shaft was started, and during the past forty years it has been sunk to a depth of 1000 feet. Spurred on by the millions of dollars of production from the adjoining or nearby centennial, Grand Central and Mammoth mines, the stockholders of the old Emerald Mining Company carried on for many years, and more recently the Tintic Gold Mining Company, incorporated June 14, 1933, has continued.

     During the development period of this property many thousands of feet of drifts, crosscuts and raises have been driven from the 400 down to the 1000 foot level, but to date no ore has been shipped. Unfortunately no extensive work has been done in the northern part of the property below the 700 level except a crosscut on the 2000 level from the Opex shaft, or 1870 feet below the collar if the Tintic Gold shaft, and this latter work appears to be as much too deep as the 700 level is too shallow. South of the shaft the work has been limited to several hundred feet of crosscutting, drifting and sinking on the 600 level.

     The present program is to make use of the work that has been done and prospect the more favorable locations within the property.

4.                         FACILITIES.

     One of the most attractive features of the Tintic Gold property is the
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facilities that lead to low cost mining.  The more important are as follows:

     (a) A railroad spur to the Grand Central mine passes over the Tintic Gold property within 600 feet of the main shaft. From this spur an extension can be made so that ore may be dumped into railroad cars with little or no tramming from the main shaft. Also low freight rates to the smelters are now in effect.
     (b) The mine plant is at present connected with electric power served by the Utah Power and Light Company, so work can be carried on efficiently without additional cost for equipment.
     (c) Some of the present mine workings will save in future expense in further exploration.
      (d) The mine is dry to the 1000 foot level and from actual development work in nearby mines it will be another 1000 feet below the bottom of the Tintic Gold shaft before the water level is reached.

5.                       GENERAL GEOLOGY

     Usually when a property has been developed for many years without finding ore there are outstanding reasons for the results secured. The area prospected may be in formations known to be barren, such as igneous rocks, highly metamorphosed sedimentary beds, or generally unfavorable formations; or the property may be so far from the known productive area that only weak mineralization is found.
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     In the property of the Tintic Gold Mining Company I find none of the above unfavorable conditions, but quite to the contrary this property is located on the outcrop of the Ajax limestone, which has been the most favorable ore bearing formation in the Tintic district. Furthermore, this formation shows no evidence of metamorphism that would make it less susceptible to replacement than in the Centennial mine where ore bodies are found in the Ajax formation within 400 feet of the north boundary of the Tintic Gold property.

     In the Tintic District is has long been recognized that ore has a tendency to form in channels. In my opinion the channels are usually formed at the intersection of fissures with favorable limestone beds. In general the fissures cross the limestone beds, but due to the steep dips in places they are often parallel to the bedding planes. this condition is not unlike that in other districts where replacement ore bodies are found in the limestone. the principal difference is that the ore channels in the Tintic District extend from the monzonite on the south for over three miles to the north, thus the length of almost continuous ore has been much greater than in less productive districts.

     The many years of mining in the Tintic district have established the existence of four main channels, as shown on the accompanying map, and present indications are that the most westerly channel, which has been the most productive in the district, extends southerly through the Centennial Eureka mine almost to the property of the Tintic Gold, then
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it turns eastward into the Grand Central mine.  From the Grand Central I believe that this channel has turned to the southwest and will continue in this direction through the southeastern part of the property of the Tintic Gold. Furthermore, it often happens that even though a large ore body turns from one fissure to another at an intersection, either or both fissures may be productive beyond the intersection, and especially where cut by other cross fissures. Thus I believe that the main north-south fissure of the Centennial Eureka will continue into the property of the Tintic Gold and again be productive in the Ajax limestone.

     In general the ore channels above described run to silver-lead ore bodies at the north end of the district, and silicious gold-silver-copper ores in the southern end; thus the latter is more likely to be found in the Tintic Gold property.

     Because of the general geological conditions, it is my opinion that the Tintic Gold has three excellent prospects. One, is in deeper development in the northern part of the property; two, in a mineralized vein near the main shaft on the 1000 level; and three, above the 600 level on the southern end of the property.

6.                    DETAILS OF THE GEOLOGY

     (a)   Limestone Formation and Structure.  The property of the Tintic
Gold Mining Company covers the outcrop of the Ajax limestone formation for a distance of at least 2700 feet. This formation also extends through the Centennial
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Eureka to the north.  In both properties the limestones are on the west side of a great northward plunging asymmetrical synclinal trough which underlies much of the Tintic District. In both the Tintic Gold and Centennial Eureka properties the beds strike approximately due north and dip almost vertical.
In the Centennial Eureka the vertical dip continues to depths in excess of 2000 feet, but to gradually decreasing depths to the south. Thus in the Tintic Gold shaft the dip of the Ajax limestone is almost vertical to the 500 level, where a sharp bend occurs below which the dips flatten to 50 degrees or less, to the northeast. At the southern end of the property limestone beds with a dip of 30 degrees northeast will probably come to the surface.

     In view of the above condition the development work north of the shaft should be carried on from the 1000 level while that to the south may be done from the 600 level in order to prospect favorable beds in the Ajax formation.

     (b) Vertical Range of Ore Deposition. From the standpoint of the vertical range of the ore deposits in adjoining or nearby mines, the same locations for new development work are indicated. This because, in the Centennial-Eureka and Grand Central properties to the north the ore bodies were several hundred feed lower than the 700 level of the Tintic Gold, while in the Mammoth mines, to the east, an ore channel came to the surface.

     (c) Character of Ores. In the northern end of the productive area near the town of Eureka silver-lead ores
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predominate, while in the vicinity of the Tintic Gold silicious gold-silver-
copper ores have furnished the greater part of the ore, with only an occasional silver-lead ore body.

     (d) Fissures and Faults. there are several prominent faults and fissure sin the Tintic Gold property; some strike north-south, other east-west, and an occasional northeasterly fault or fissure is observed.

     The fissures north of the shaft that I have seen show only calcite and oxidized iron with an occasional small showing of sandy vein quartz, with suggest possibilities for improved mineralization with greater depth.

     Close to the shaft an east-west cross fissure is reported to carry substantial values in lead from the 700 to 1000 levels in workings now inaccessible. This fissure should certainly be prospected for intersections and to greater depth.

     South of the shaft there are two main north-south fissures with numerous cross fissures, but so far the principal mineralization has been jasperoid quartz in the vicinity of the Diamond fissure. This body of jasperoid quartz in places is 50 feet in width, 20 feet in thickness, with a length of at least 200 feet. To date scattered samples have shown values in gold and silver, but the average is much too low to be considered as ore. This quartz does, however, indicate strong mineralization and further prospecting may show improved values in a more favorable formation.

     Another fissure east of the Diamond, which I will refer
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to as the "Grand Central Fissure", shows some silification of the limestone along the walls, and in addition a later generation of white vein quartz. In my opinion this latter vein, where intersected by cross fissures, is likely to contain ore, especially where these intersections are in the favorable limestone beds of the lower Ajax formation. My geologic mapping on the 600 level south of the shaft shows that such a condition exists, and to date it has been unprospected. If an ore body is found in this vicinity it should extend from the 600 level to the surface. The largest part of this favorable are to be prospected is within the property of the Tintic Gold Company and the remainder in that portion of the Empire Mines property which is under least to Tintic Gold. In addition to my own work, a geophysical survey has outlined the same area. If a substantial ore discovery is found here it will probably represent the southwesterly continuation of the Centennial-Grand Central ore channel.

     I have prepared geologic maps and sections showing the more important formations and structural features, and these will aid in the directing of the development work.

7.                DEVELOPMENT WORK RECOMMENDED.

     As a result of my investigation I recommend the following development work:

     (a)     On the surface, sink a number of shallow shafts on the south end of the Ruby claim in the favorable area
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which I will outline at the property.  The purpose of this work is to determine whether ore or mineralization exists below a certain area now entirely covered with surface wash. The number and depth of the shafts will depend entirely on the results secured. If the results are favorable it may be advisable to remove the gravel and other surface wash with a bulldozer.
     (b) On the 600 level, regardless of the results of the surface prospecting, I recommend that a crosscut be driven due east from survey station 638 for a distance of about 60 feet to intersect the Grand Central fissure. When this fissure is encountered it will be in the limestone at the base of the Ajax formation, thus it should be followed to the north for at least 400 feet to prospect the same favorable limestones that contained large
ore bodies in the Centennial-Eureka and Grand Central Mines.   Also some
additional work should be done to prospect the Diamond fissure in more favorable formations near the 600 level, as the amount of prospecting to date is not sufficient to properly explore the possibilities of this vein.
     (c) The main shaft should be retimbered from the 600 level to the 1000 level, a distance of 400 feet. This will permit the starting of development work on the 1000 level and the further study of geologic conditions below the 600 level.
     (d) On the 1000 level, further prospecting should be done on the lead vein near the shaft, as a former superintendent
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and engineer has recently reported in a written statement that he believes some of this vein will average 12% lead. I am not as greatly impressed with the possibility of shipping some of this vein as I am with the prospects of its leading to an ore body of greater size and value. About 350 feet of work on this level should be sufficient to prospect this vein.
     (e) On the 1000 level-the north drift, now 310 feet from the shaft, should be driven toward the north end of the property, preferably on a north-south fissure if a promising one can be found. If such a fissure is not found, then the drift should be continued northward and crosscuts should be run along east-west fissures to prospect them in the favorable beds of the lower Ajax formation.

8.                      DEVELOPMENT COSTS.

     For the above work I estimate that the following sums will be sufficient to carry out the prospecting described in the different paragraphs: a. $1500.00; b. $5000.00; c. $4000.00; d $5000.00; and e. should cost about
$15.00 per foot, the total depending on the amount of development work done.

     The above estimates are based on a schedule of two shifts per day and seven days per week. If the work is done at one shift per day and any less days per week, the costs will be considerably higher.
     It is hoped that the work described in paragraph a.
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and b. will be successful in discovering ore which will provide funds to carry on the additional program. However, funds should be raised so that the shaft work can be started at an early date regardless of the results of this preliminary prospecting. Later a financial program can be worked out for continuing the additional work.

9.                   SUMMARY AND CONCLUSIONS.

     Based on the geologic mapping in the workings of the Tintic Gold Mining Company's property and studies of the geology in this vicinity I have reached the following conclusions:

     (a)     From the standpoint of the general geologic conditions I
consider the property of the Tintic Gold Mining Company as exceptionally well located. Favorable formations outcrop on the surface and extend to depth. Also, major ore bodies are found in adjoining properties only a few hundred feet away, thus the property is within an area where intense mineralization has taken place. In this respect it is much closer to known ore bodies in mines that have produced millions than either the Bingham Prospect or Park City Consolidated, both of which were developed and brought into production under my direction and supervision.
     (b) The Ajax limestone formation in this property has been the most favorable ore-bearing formation in the Tintic Mining District. It has suffered no alteration that will change its character in the Tintic Gold property.
     (c)     In adjoining mines ore bodies are found at certain
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elevations in the Ajax limestone not yet prospected by the workings of the
Tintic Gold. Thus favorable territory remains to be prospected in the vicinity of the 1000 level in the northern part of the property and at shallower depths in the southern part.
     (d) There had been sufficient fissuring and faulting to provide channels through which mineralizing solutions can penetrate the limestone beds. Some of the best fissures have not been prospected in the most favorable beds of the Ajax formation.
     (e) The expense of prospecting the most promising territory in the southern part of the property at the surface and on the 600 level should not exceed $6500.00. With reasonable success in this work there may be sufficient ore discovered not only to pay for the additional development of the property, but also to yield a substantial profit. However, a program should be carried out to provide the company with funds to carry on without immediate returns from any ore that may be discovered. The re-timbering of the shaft at a cost of approximately $4000.00 should be included in the plan for the immediate future.
     (f) In view of the excellent facilities such as electric power, now connected with the hoist and compressor, a railroad crossing the property within 600 feet of the main shaft, low freight rates to the smelters, and a great deal of underground development already completed, there is every reason to expect low development and mining costs.
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     (g)     I consider this to be a speculative venture, but because of its exceptional merits I will undertake the direction of its development for the next year with enthusiasm and confidence in its future.

                              Respectfully submitted,

                              /s/J. J. Beeson
                              Mining Geologist.
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